Applied Signal Technology, Inc.

June 27, 2005

Wells Fargo Bank
Commercial Banking Group
Attention: Mr. Lawrence Hyde
P.O. Box 150
400 Hamilton Avenue
Palo Alto, CA 94032

Subject: Executed Loan Agreement

Dear Larry,

Enclosed you will find an executed copy of the loan agreement and supporting documents. The Security Agreement for Equipment (Fixed Assets) states that collateral is only located at our corporate headquarters in Sunnyvale, California. However, we have fixed assets at all our facilities. In addition, the vast majority of our inventory is located in Sunnyvale; however, it is often temporarily shipped to our other facilities.

In accordance with Article III "Representations and Warranties", Section 4, Litigation, AST is required to disclose any pending litigation to Wells Fargo. On March 11 and April 19, 2005, purported securities class action complaints were filed in the United States District Court, Northern District of California. Berson v. Applied Signal Technology, Inc., No. 4:05-cv-1027 (SBA) (N.D. Cal.); Sameyah v. Applied Signal Technology, Inc., No. 4:05-cv-1615 (SBA) (N.D. Cal.). The complaints, which are substantially identical, are brought on behalf of a putative class of persons who purchased the Company's securities during a class period of May 25, 2004 through February 22, 2005. The complaints name the Company, its Chief Executive Officer, and its Chief Financial Officer as defendants, and allege that false and misleading statements regarding the Company were issued during the class period. A putative class member has moved for appointment as lead plaintiff, and the litigation is in the preliminary stage. We believe that there are meritorious defenses against this litigation and intend to vigorously defend it. However, due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of the litigation. Any unfavorable outcome of the litigation could have and adverse impact on our business, financial condition and results of operations.

I believe you have copies of our latest 10-K for fiscal 2004 and our 10-Qs for the first and second quarters of fiscal 2005. If you need copies of this information, let me know and I will provide it.

Sincerely,

Jim Doyle
Chief Financial Officer
Applied Signal Technology, Inc.

Enclosures:
1. Loan Agreement

Applied Signal Technology, Inc.

BILLING INVOICE

Date:	June 8, 2005
Office/Address:	Peninsula Technology RCBO 400 Hamilton Avenue Palo Alto, CA 94301
Customer Name:	Applied Signal Technology, Inc.
Customer Number:	0298093013
Type of Credit:	Term Loan $10,000,000.00

Commitment Fee	$	10,000.00		
UCC Filing/Search Fees		100.00		
	Total Amount Due:		**$**	**10,100.00**

☐ Check is attached for payment in full of the amount listed on statement

☒ Authorized to charge: ☐ **RTS** ☐ **Hogan** ☐ **ACH** ☒ **Wire Transfer**
Account # 4000025817
for the amount listed on statement

Prepared By: Marvin Abayari
Center Name: San Francisco Loan Center

Gary L. Yancey
Chairman, President/CEO

TO: WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank")

RESOLVED: That this corporation, **Applied Signal Technology, Inc.**, proposes to obtain credit from time to time, or has obtained credit, from Bank.

BE IT FURTHER RESOLVED, that any one of the following officers:

Chairman, President/CEO

of this corporation be and they are hereby authorized and empowered for and on behalf of and in the name of this corporation and as its corporate act and deed:

(a) To borrow money from Bank and to assume any liabilities of any other person or entity to Bank, in such form and on such terms and conditions as shall be agreed upon by those authorized above and Bank, and to sign and deliver to Bank such promissory notes and other evidences of indebtedness for money borrowed or advanced and/or for indebtedness assumed as Bank shall require; such promissory notes or other evidences of indebtedness may provide that advances be requested by telephone communication and by any officer, employee or agent of this corporation so long as the advances are deposited into any deposit account of this corporation with Bank; this corporation shall be bound to Bank by, and Bank may rely upon, any communication or act, including telephone communications, purporting to be done by any officer, employee or agent of this corporation provided that Bank believes, in good faith, that the same is done by such person.

(b) To contract for the issuance by Bank of letters of credit, to discount with Bank notes, acceptances and evidences of indebtedness payable to or due this corporation, to endorse the same and execute such contracts and instruments for repayment thereof to Bank as Bank shall require, to enter into foreign exchange transactions with or through Bank, and to enter into interest rate hedging transactions with Bank in connection with any indebtedness authorized hereby.

(c) To mortgage, encumber, pledge, convey, grant, assign or otherwise transfer all or any part of this corporation's real or personal property for the purpose of securing the payment of any of the promissory notes, contracts, instruments and other evidences of indebtedness authorized hereby, and to execute and deliver to Bank such deeds of trust, mortgages, pledge agreements, security agreements and/or other related documents as Bank shall require.

(d) To perform all acts and to execute and deliver all documents described above and all other contracts and instruments which Bank deems necessary or convenient to accomplish the purposes of this resolution and/or to perfect or continue the rights, remedies and security interests to be given to Bank pursuant hereto, including without limitation, any modifications, renewals and/or extensions of any of this corporation's obligations to Bank, however evidenced; provided that the aggregate principal amount of all sums borrowed and credits established pursuant to this resolution shall not at any time exceed the sum of **$13,000,000.00** outstanding and unpaid.

Loans made pursuant to a special resolution and loans made by offices of Bank other than the office to which this resolution is delivered shall be in addition to foregoing limitation.

BE IT FURTHER RESOLVED, that the authority hereby conferred is in addition to that conferred by any other resolution heretofore or hereafter delivered by this corporation to Bank and shall continue in full force and effect until Bank shall have received notice in writing, certified by the Secretary of this corporation, of the revocation hereof by a resolution duly adopted by the Board of Directors of this corporation. Any such revocation shall be effective only as to credit which is extended or committed by Bank, or actions which are taken by this corporation pursuant to the resolutions contained herein, subsequent to Bank's receipt of such notice. The authority hereby conferred shall be deemed retroactive, and any and all acts authorized herein which were performed prior to the passage of this resolution are hereby approved and ratified.

CERTIFICATION

I, **Alice Delgado**, Secretary of **Applied Signal Technology, Inc.**, a corporation created and existing under the laws of **California**, do hereby certify and declare that the foregoing is a full, true and correct copy of the resolutions duly passed and adopted by the Board of Directors of said corporation, by written consent of all Directors of said corporation or at a meeting of said Board duly and regularly called, noticed and held on May 19, 2005, at which meeting a quorum of the Board of Directors was present and voted in favor of said resolutions; that said resolutions are now in full force and effect; that there is no provision in the Articles of Incorporation or Bylaws of said corporation, or any shareholder agreement, limiting the power of the Board of Directors of said corporation to pass the foregoing resolutions and that such resolutions are in conformity with the provisions of such Articles of Incorporation and Bylaws; and that no approval by the shareholders of, or of the outstanding shares of, said corporation is required with respect to the matters which are the subject of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand, and if required by Bank affixed the corporate seal of said corporation, as of June 27, 2005.

Alice Delgado

Alice Delgado, Secretary

(SEAL)

WELLS FARGO **TERM NOTE**

$10,000,000.00

Palo Alto, California
June 8, 2006

FOR VALUE RECEIVED, the undersigned **Applied Signal Technology, Inc.** ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at **Peninsula Technology RCBO, 400 Hamilton Avenue, Palo Alto, CA 94301**, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of **$10,000,000.00**, with interest thereon as set forth herein.

1. **DEFINITIONS:**

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1 "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

1.2 "Fixed Rate Term" means a period commencing on a Business Day and continuing for **1, 2, 3, 6, or 12 months**, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than **$500,000.00**; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

1.3 "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

(a) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

1.4 "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2. **INTEREST:**

2.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum .50000% below the Prime Rate in

effect from time to time, or (b) at a fixed rate per annum determined by Bank to be **1.75000%** above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2 Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At the time this Note is disbursed or Borrower wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it's sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time this Note is disbursed or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for this Note or the principal amount to which such Fixed Rate Term applied.

2.3 Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.4 Payment of Interest. Interest accrued on this Note shall be payable on the **1st** day of each **month**, commencing **July 1, 2005**.

2.5 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

2.5 Collection of Payments. Borrower authorizes Bank to collect all principal, interest, fees and other sums due hereunder by charging Borrower's deposit account number **4000-025817** with Bank, or any other deposit account maintained by any Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

3. REPAYMENT AND PREPAYMENT:

3.1 Repayment. Principal shall be payable on the **1st** day of each month in installments of **$119,047.62** each, commencing **July 1, 2005**, and continuing up to and including **June 1, 2012**, with a final installment consisting of all remaining unpaid principal due and payable in full on **July 1, 2012**.

3.2 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

3.3 Prepayment.

Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of **$100,000.00**; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(a) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(b) Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(c) If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum **2.000%** above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

4. EVENTS OF DEFAULT:

The occurrence of any of the following shall constitute an "Event of Default" under this Note:

4.1 The failure to pay any principal, interest, fees or other charges when due hereunder or under any contract, instrument or document executed in connection with this Note.

4.2 The filing of a petition by or against any Borrower, any guarantor of this Note or any general partner or joint venturer in any Borrower which is a partnership or a joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of any Borrower or Third Party Obligor; any Borrower or Third Party Obligor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of any Borrower or Third Party Obligor.

4.3 The death or incapacity of any individual Borrower or Third Party Obligor, or the dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity.

4.4 Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which any Borrower or Third Party Obligor has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to any person or entity, including the holder.

4.5 Any financial statement provided by any Borrower or Third Party Obligor to Bank proves to be incorrect, false or misleading in any material respect.

4.6 Any sale or transfer of all or a substantial or material part of the assets of any Borrower or Third Party Obligor other than in the ordinary course of its business.

4.7 Any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement or other contract, instrument, or document at any time executed in connection with or securing this Note.

5. **MISCELLANEOUS:**

5.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

5.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

5.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Applied Signal Technology, Inc.

By: ____________________
Gary L. Yancey, Chairman, President/CEO

June 8, 2005

Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, CA 94086

Gentlemen:

This letter is to confirm that WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), subject to all terms and conditions contained herein, has agreed to make available the credit described below to APPLIED SIGNAL TECHNOLOGY, INC. ("Borrower"):

1. A revolving line of credit under which Bank will continue to make advances to Borrower from time to time up to and including March 1, 2006, not to exceed at any time the maximum principal amount of Three Million Dollars ($3,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital. Subject to the terms and conditions of this letter, Bank hereby confirms that the Line of Credit remains in full force and effect.

2. A term loan in the principal amount of Ten Million Dollars ($10,000,000.00) ("Term Loan"), the proceeds of which shall be used for acquisition financing. Bank's commitment to grant the Term Loan shall terminate on July 1, 2005.

I. CREDIT TERMS:

1. LINE OF CREDIT:

(a) Line of Credit Note. Borrower's obligation to repay advances under the Line of Credit is evidenced by a promissory note dated as of February 25, 2005 ("Line of Credit Note"), all terms of which are incorporated herein by this reference. Any reference in the Line of Credit Note to any prior loan agreement between Bank and Borrower shall be deemed a reference to this letter.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Three Million Dollars ($3,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty (360) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than twelve (12) months beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in

accordance with the terms and conditions of this letter applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any deposit account maintained by Borrower with Bank for the amount of any such draft.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

2. TERM LOAN:

(a) Term Note. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note dated as of June 8, 2005 ("Term Note"), all terms of which are incorporated herein by this reference.

(b) Repayment. The principal amount of the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c) Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

3. COLLATERAL:

As security for all indebtedness of Borrower to Bank under the Line of Credit, Borrower hereby grants to Bank security interests of first priority in Borrower's liquid assets (cash and marketable securities) maintained with Wells Capital Management Account No. 13335800, in an amount at least equal to $3,000,000.00.

As security for all indebtedness of Borrower to Bank under the Term Loan, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

II. INTEREST/FEES:

1. Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

2. Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

3. Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Term Loan equal to Ten Thousand Dollars ($10,000.00), which fee shall be due and payable in full immediately upon execution of this letter.

4. Letter of Credit Fees. Borrower shall pay to Bank (a) fees upon the issuance of each Letter of Credit equal to three-quarters percent (0.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (b) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

5. Collection of Payments. Borrower authorizes Bank to collect all interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4000-025817 with Bank or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

III. REPRESENTATIONS AND WARRANTIES:

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this letter and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this letter.

1. Legal Status. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

2. Authorization and Validity. This letter and each promissory note, contract, instrument and other document deemed necessary by Bank to evidence any extension of credit to Borrower pursuant to the terms and conditions hereof, or now or at any time hereafter required by or delivered to Bank in connection with this letter (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of

Borrower or the party which executes the same, enforceable in accordance with their respective terms.

3. No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

4. Litigation. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

5. Correctness of Financial Statement. The financial statement of Borrower dated January 28, 2005, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the condition or operation of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

6. Income Tax Returns. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

7. No Subordination. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this letter to any other obligation of Borrower.

8. Permits, Franchises. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and all rights to trademarks, trade names, patents and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event, as defined in ERISA, has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

10. Other Obligations. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

11. Environmental Matters. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

IV. CONDITIONS:

1. Conditions of Initial Extension of Credit. The obligation of Bank to extend any credit contemplated by this letter is subject to fulfillment to Bank's satisfaction of all of the following conditions:

(a) Documentation. Bank shall have received each of the Loan Documents, duly executed and in form and substance satisfactory to Bank.

(b) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

2. Conditions of Each Extension of Credit. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this letter and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no default hereunder, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such a default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

V. COVENANTS:

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

1. Punctual Payment. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

2. Accounting Records. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same and inspect the properties of Borrower.

3. Financial Statements. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal calendar year, a 10K report, as filed with the U.S. Securities and Exchange Commission, prepared by a certified public accountant, to include balance sheet, income statement, statement of cash flows, all supporting schedules, and footnotes;

(b) not later than 45 days after and as of the end of each fiscal quarter, a 10Q report, as filed with the U.S. Securities and Exchange Commission, prepared by Borrower, to include balance sheet, income statement, statement of cash flows, all supporting schedules, and footnotes;

(c) not later than 30 days after and as of the end of each fiscal quarter, an inventory collateral report, and an aged listing of accounts receivable and accounts payable, prepared by Borrower;

(d) from time to time such other information as Bank may reasonably request.

4. Compliance. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of a governmental agency applicable to Borrower and/or its business.

5. Insurance. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

6. Facilities. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

7. Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

8. Litigation. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $1,000,000.00.

9. Financial Condition. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending July ~~31~~, 2005:
29 J.D.

(a) Quick Ratio at any time not less than (i.) 1.65 to 1.0 as of the date hereof and through the period ending October 30, 2007, (ii) 1.5:1.0 as of October 31, 2007 and through the period ending October 30, 2009 and (iii) 1.3:1.0 thereafter, with "Quick Ratio" defined as the aggregate of unrestricted cash, unrestricted marketable securities and billed receivables convertible into cash divided by total current liabilities.

(b) Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal year end, with "Fixed Charge Coverage Ratio" defined as (the aggregate of net profit after taxes plus depreciation expense, amortization expense, cash capital contributions, increases in subordinated debt and non-cash expenses associated with stock options (and for the fiscal year ending October 31, 2005 only, all one-time, non-recurring, acquisition-related expenses incurred during the 2005 fiscal year) minus dividends, distributions and decreases in subordinated debt), divided by (the aggregate of the prior period current maturity of long term debt plus the prior period current maturity of subordinated debt plus capitalized lease payments).

(c) Total Liabilities divided by Tangible Net Worth not greater than 1.25 to 1.0 at any time, with "Total Liabilities" defined as the aggregate of current liabilities and non current liabilities, including, without limitation, all off-balance sheet commitments (e.g. operating lease obligations and purchase obligations) less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

10. Other Indebtedness. Not create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (c) capital lease obligations incurred in the normal course of business, not to exceed $1,000,000.00 in any one fiscal year.

11. Loans, Advances, Investments. Not make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

VI. DEFAULT, REMEDIES:

1. Default, Remedies. Upon the violation of any term or condition of any of the Loan Documents, or upon the occurrence of any default or defined event of default under any of the Loan Documents: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of any such breach or default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

2. No Waiver. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

VII. MISCELLANEOUS:

1. Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this letter must be in writing delivered to each party at its address first set forth above, or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

2. Costs, Expenses and Attorneys' Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this letter and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory

relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

3. Successors, Assignment. This letter shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith Bank may disclose all documents and information which Bank now has or hereafter may acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

4. Entire Agreement; Amendment. This letter and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This letter may be amended or modified only in writing signed by each party hereto.

5. No Third Party Beneficiaries. This letter is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this letter or any other of the Loan Documents to which it is not a party.

6. Severability of Provisions. If any provision of this letter shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this letter.

7. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California.

8. Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by

the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Bank's commitment to extend any credit to Borrower pursuant to the terms of this letter shall terminate on July 1, 2005, unless this letter is acknowledged by Borrower and returned to Bank on or before that date.

Sincerely,

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: ______________________________
E. Lawrence Hyde
Vice President

Acknowledged and accepted as of 27 June 2005

APPLIED SIGNAL TECHNOLOGY, INC.

By: ______________________________
Gary L. Yancey
Chairman, President/CEO

Please Initial

EXHIBIT A
TO
UCC FINANCING STATEMENT

This Exhibit A is attached to and made a part of that certain UCC Financing Statement naming **Applied Signal Technology, Inc.** as Debtor, and WELLS FARGO BANK, NATIONAL ASSOCIATION as Secured Party.

The following is hereby incorporated into said UCC Financing Statement as the description of the collateral subject thereto:

All accounts, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment of every kind now or at any time hereafter arising out of the business of Debtor, and all goods returned by or repossessed from Debtor's customers.

All inventory, raw materials, component parts and embedded software, work in process and/or materials now or at any time hereafter used or consumed in Debtor's business, and all warehouse receipts, bills of lading and other documents evidencing goods now owned or hereafter acquired by Debtor, and all goods covered thereby, including all accessions, additions and improvements thereto and products thereof, wherever located, whether in the possession of Debtor or any warehouseman, bailee or any other person, or in process of delivery.

All goods, tools, machinery, furnishings, furniture and other equipment of Debtor now owned or hereafter acquired, wherever located, whether in the possession of Debtor or any other person, and all improvements, replacements, accessions and additions thereto and embedded software included therein.

All proceeds of any of the foregoing, including without limitation, all rights to payment with respect to any insurance, including returned premiums, or any claim or cause of action relating to any of the foregoing.

1. GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned **Applied Signal Technology, Inc.**, or any of them ("Debtor"), hereby grants and transfers to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") a security interest in all goods, tools, machinery, furnishings, furniture and other equipment, now or at any time hereafter, and prior to the termination hereof, owned or acquired by Debtor, wherever located, whether in the possession of Debtor or any other person and whether located on Debtor's property or elsewhere, and all improvements, replacements, accessions and additions thereto and embedded software included therein (collectively called "Collateral"), together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, (a) all accounts, contract rights, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles and other rights to payment of every kind now or at any time hereafter arising from any such sale, lease, collection, exchange or other disposition of any of the foregoing, (b) all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and (c) all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (hereinafter called "Proceeds").

2. OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Bank; (b) all obligations of Debtor and rights of Bank under this Agreement; and (c) all present and future obligations of Debtor to Bank of other kinds. The word "Indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Debtor may be liable individually or jointly, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3. TERMINATION. This Agreement will terminate upon the performance of all obligations of Debtor to Bank, including without limitation, the payment of all Indebtedness of Debtor to Bank, and the termination of all commitments of Bank to extend credit to Debtor, existing at the time Bank receives written notice from Debtor of the termination of this Agreement.

4. OBLIGATIONS OF BANK. Bank has no obligation to make any loans hereunder. Any money received by Bank in respect of the Collateral may be deposited, at Bank's option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Bank that: (a) Debtor's legal name is exactly as set forth on the first page of this Agreement, and all of Debtor's organizational documents or agreements delivered to Bank are complete and accurate in every respect; (b) Debtor is the owner and has possession or control of the Collateral and Proceeds; (c) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (d) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby or as otherwise agreed to by Bank, or heretofore disclosed by Debtor to Bank, in writing; (e) all statements contained herein are true and complete in all material respects; (f) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office; and (g) Debtor is not in the business of selling goods of the kind included within the Collateral subject to this Agreement, and Debtor acknowledges that no sale or other disposition of any Collateral, including without limitation, any Collateral which Debtor may deem to be surplus, has been or shall be consented to or acquiesced in by Bank, except as specifically set forth in writing by Bank.

6. COVENANTS OF DEBTOR.

6.1 Debtor Agrees in general: (a) to pay Indebtedness secured hereby when due; (b) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (c) to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the perfection and preservation of the Collateral or Bank's interest therein and/or the realization, enforcement and exercise of Bank's rights, powers and remedies hereunder; (d) to permit Bank to exercise its powers; (e) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (f) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (g) not to change the places where Debtor keeps any Collateral or Debtor's records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Debtor is moving same; and (h) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

6.2 Debtor agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (a) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank's security interest in Collateral and Proceeds; (b) to insure the Collateral with Bank named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Bank; (c) to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use the Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (d) not to permit any security interest in or lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Bank; (e) to pay when due all license fees, registration fees and other charges in connection with any Collateral; (f) not to remove the Collateral from Debtor's premises except in the ordinary course of Debtor's business; (g) not to sell, hypothecate or otherwise dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein; (h) not to rent, lease or charter the Collateral; (i) to permit Bank to inspect the Collateral at any time; (j) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (k) if requested by Bank, to receive and use reasonable diligence to collect Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (l) not to commingle Proceeds or collections thereunder with other property; (m) to give only normal allowances and credits and to advise Bank thereof immediately in writing if they affect any Collateral or Proceeds in any material respect; (n) in the event Bank elects to receive payments of Proceeds hereunder, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (o) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep the Collateral in good and saleable condition and repair, to deal with the Collateral in accordance with the standards and practices adhered to generally by owners of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

7. POWERS OF BANK. Debtor appoints Bank its true attorney-in-fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank's officers and employees, or any of them, whether or not Debtor is in default: (a) to perform any obligation of Debtor hereunder in Debtor's name or otherwise; (b) to give notice to account debtors or others of Bank's rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension or modification agreements with respect thereto; (c) to release persons liable on Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank's interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse,

collect, deliver and receive payment under Instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any Instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank's sole option, toward repayment of the Indebtedness or replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Debtor's premises in inspecting the Collateral; and (n) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any other agreement between Debtor and Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness; (b) any representation or warranty made by Debtor herein shall prove to be incorrect, false or misleading in any material respect when made; (c) Debtor shall fail to observe or perform any obligation or agreement contained herein; (d) any impairment of the rights of Bank in any Collateral or Proceeds or any attachment or like levy on any property of Debtor; and (e) Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

10. REMEDIES. Upon the occurrence of any Event of Default, Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the California Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions.

While an Event of Default exists: (a) Debtor will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (c) at Bank's request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank; and (d) Bank may, without notice to Debtor, enter onto Debtor's premises and take possession of the Collateral. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition

11. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys' fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred Bank shall retain all rights, powers, privileges and remedies herein given.

12. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full and all commitments by Bank to extend credit to Debtor have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

13. MISCELLANEOUS. When there is more than one Debtor named herein: (a) the word "Debtor" shall mean all or any one or more of them as the context requires; (b) the obligations of each Debtor hereunder are joint and several; and (c) until all Indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and each Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Bank. Debtor hereby waives any right to require Bank to (i) proceed against Debtor or any other person, (ii) proceed against or exhaust any security from Debtor or any other person, (iii) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (d) make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Indebtedness of Debtor or indebtedness of customers of Debtor.

14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in any other loan documents entered into between Debtor and Bank and to Debtor at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U. S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

15. COSTS, EXPENSES AND ATTORNEYS' FEES. Debtor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or in any way affecting any of the Collateral or Bank's ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank's Prime Rate in effect from time to time.

16. SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Bank and Debtor.

17. OBLIGATIONS OF MARRIED PERSONS. Any married person who signs this Agreement as Debtor hereby expressly agrees that recourse may be had against his or her separate property for all his or her Indebtedness to Bank secured by the Collateral and Proceeds under this Agreement.

18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Debtor warrants that Debtor is an organization registered under the laws of California.

Debtor warrants that its chief executive office (or principal residence, if applicable) is located at the following address: **400 West California Avenue, Sunnyvale, CA 94086-5151**

Debtor warrants that the Collateral (except goods in transit) is located or domiciled at the following additional addresses: **NONE**

IN WITNESS WHEREOF, this Agreement has been duly executed as of **June 6, 2005**.

Applied Signal Technology, Inc.

By: ______________________
Gary L. Yancey, Chairman, President/CEO

WELLS FARGO

CONTINUING SECURITY AGREEMENT RIGHTS TO PAYMENT AND INVENTORY

1. GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned **Applied Signal Technology, Inc.**, or any of them ("Debtor"), hereby grants and transfers to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") a security interest in all accounts, deposit accounts, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment (collectively called "Rights to Payments"), now existing or at any time hereafter, and prior to the termination hereof, arising (whether they arise from the sale, lease or other disposition of inventory or from performance of contracts for service, manufacture, construction, repair or otherwise or from any other source whatsoever), including all securities, guaranties, warranties, indemnity agreements, insurance policies, supporting obligations and other agreements pertaining to the same or the property described therein, and in all goods returned by or repossessed from Debtor's customers, together with a security interest in all inventory, goods held for sale or lease or to be furnished under contracts for service, goods so leased or furnished, raw materials, component parts and embedded software, work in process or materials used or consumed in Debtor's business and all warehouse receipts, bills of lading and other documents evidencing goods owned or acquired by Debtor, and all goods covered thereby, now or at any time hereafter, and prior to the termination hereof, owned or acquired by Debtor, wherever located, and all products thereof (collectively called "Inventory"), whether in the possession of Debtor, warehousemen, bailees or any other person, or in process of delivery and whether located at Debtor's places of business or elsewhere (with all Rights to Payment and Inventory referred to herein collectively as the "Collateral"), together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (hereinafter called "Proceeds").

2. OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Bank; (b) all obligations of Debtor and rights of Bank under this Agreement; and (c) all present and future obligations of Debtor to Bank of other kinds. The word "Indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Debtor may be liable individually or jointly, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3. TERMINATION. This Agreement will terminate upon the performance of all obligations of Debtor to Bank, including without limitation, the payment of all Indebtedness of Debtor to Bank, and the termination of all commitments of Bank to extend credit to Debtor, existing at the time Bank receives written notice from Debtor of the termination of this Agreement.

4. OBLIGATIONS OF BANK. Bank has no obligation to make any loans hereunder. Any money received by Bank in respect of the Collateral may be deposited, at Bank's option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Bank that: (a) Debtor's legal name is exactly as set forth on the first page of this Agreement, and all of Debtor's organizational documents or agreements delivered to Bank are complete and accurate in every respect; (b) Debtor is the owner and has possession or control of the Collateral and Proceeds; (c) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (d) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby or as otherwise agreed to by Bank, or heretofore disclosed by Debtor to Bank, in writing;

(e) all statements contained herein and, where applicable, in the Collateral are true and complete in all material respects; (f) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office; (g) all persons appearing to be obligated on Rights to Payment and Proceeds have authority and capacity to contract and are bound as they appear to be; (h) all property subject to chattel paper has been properly registered and filed in compliance with law and to perfect the interest of Debtor in such property; and (i) all Rights to Payment and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws.

6. COVENANTS OF DEBTOR.

6.1 Debtor Agrees in general: (a) to pay Indebtedness secured hereby when due; (b) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (c) to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the perfection and preservation of the Collateral or Bank's interest therein and/or the realization, enforcement and exercise of Bank's rights, powers and remedies hereunder; (d) to permit Bank to exercise its powers; (e) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (f) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (g) not to change the places where Debtor keeps any Collateral or Debtor's records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Debtor is moving same; and (h) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

6.2 Debtor agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (a) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank's security interest in Collateral and Proceeds; (b) to insure Inventory and, where applicable, Rights to Payment with Bank named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Bank; (c) not to use any Inventory for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (d) not to remove Inventory from Debtor's premises except in the ordinary course of Debtor's business; (e) not to permit any security interest in or lien on the Collateral or Proceeds, including without limitation, liens arising from the storage of Inventory, except in favor of Bank; (f) not to sell, hypothecate or otherwise dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, except sales of Inventory to buyers in the ordinary course of Debtor's business; (g) to furnish reports to Bank of all acquisitions, returns, sales and other dispositions of the Inventory in such form and detail and at such times as Bank may require; (h) to permit Bank to inspect the Collateral at any time; (i) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (j) if requested by Bank, to receive and use reasonable diligence to collect Rights to Payment and Proceeds in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Rights to Payment and Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (k) not to commingle Rights to Payment, Proceeds or collections thereunder with other property; (l) to give only normal allowances and credits and to advise Bank thereof immediately in writing if they affect any Rights to Payment or Proceeds in any material respect; (m) on demand, to deliver to Bank returned property resulting from, or payment equal to, such allowances or credits on any Rights to Payment or Proceeds or to execute such documents and do such other things as Bank may reasonably request for the purpose of perfecting, preserving and enforcing its security interest in such returned property; (n) from time to time, when requested by Bank, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement and to assign in writing and deliver to Bank all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof; (o) in the event Bank elects to receive payments of Rights to Payment or Proceeds hereunder, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (p) to provide any

service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

7. POWERS OF BANK. Debtor appoints Bank its true attorney-in-fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank's officers and employees, or any of them, whether or not Debtor is in default: (a) to perform any obligation of Debtor hereunder in Debtor's name or otherwise; (b) to give notice to account debtors or others of Bank's rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension or modification agreements with respect thereto; (c) to release persons liable on Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank's interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank's sole option, toward repayment of the Indebtedness or replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Debtor's premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (o) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any other agreement between Debtor and Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness; (b) any representation or warranty made by Debtor herein shall prove to be incorrect, false or misleading in any material respect when made; (c) Debtor shall fail to observe or perform any obligation or agreement contained herein; (d) any impairment of the rights of Bank in any Collateral or Proceeds or any attachment or like levy on any property of Debtor; and (e) Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

10. REMEDIES. Upon the occurrence of any Event of Default, Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Bank shall have all other rights, powers, privileges and

remedies granted to a secured party upon default under the California Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions.

While an Event of Default exists: (a) Debtor will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (c) at Bank's request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank; and (d) Bank may, without notice to Debtor, enter onto Debtor's premises and take possession of the Collateral. With respect to any sale by Bank of any Collateral subject to this Agreement, Debtor hereby expressly grants to Bank the right to sell such Collateral using any or all of Debtor's trademarks, trade names, trade name rights and/or proprietary labels or marks. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

11. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys' fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred Bank shall retain all rights, powers, privileges and remedies herein given.

12. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full and all commitments by Bank to extend credit to Debtor have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

13. MISCELLANEOUS. When there is more than one Debtor named herein: (a) the word "Debtor" shall mean all or any one or more of them as the context requires; (b) the obligations of each Debtor hereunder are joint and several; and (c) until all Indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and each Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Bank. Debtor hereby waives any right to require Bank to (i) proceed against Debtor or any other person, (ii) proceed against or exhaust any security from Debtor or any other person, (iii) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (d) make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Indebtedness of Debtor or indebtedness of customers of Debtor.

14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in any other loan documents entered into between Debtor and Bank and to Debtor at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U. S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

15. COSTS, EXPENSES AND ATTORNEYS' FEES. Debtor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or in any way affecting any of the Collateral or Bank's ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank's Prime Rate in effect from time to time.

16. SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Bank and Debtor.

17. OBLIGATIONS OF MARRIED PERSONS. Any married person who signs this Agreement as Debtor hereby expressly agrees that recourse may be had against his or her separate property for all his or her Indebtedness to Bank secured by the Collateral and Proceeds under this Agreement.

18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Debtor warrants that Debtor is an organization registered under the laws of California.

Debtor warrants that its chief executive office (or principal residence, if applicable) is located at the following address: **400 West California Avenue, Sunnyvale, CA 94086-5151**

Debtor warrants that the Collateral (except goods in transit) is located or domiciled at the following additional addresses: **NONE**

IN WITNESS WHEREOF, this Agreement has been duly executed as of **June 8, 2005**.

Applied Signal Technology, Inc.

By: ______________________
Gary L. Yancey, Chairman, President/CEO

INSURANCE INFORMATION REQUEST

Borrower name: Applied Signal Technology, Inc.
Obligor #: 0298093013
AU #: 5681
Loan amount $: 10,000,000.00
Property Location: 400 West California Avenue
Collateral: Inventory and Equipment

☒ **Please provide insurance company name, address and telephone number.**

Insurance company name: Chubb
Address: ABD Ins Svcs (Broker)
305 Walnut Street, Redwood City, Ca 94063
Telephone #: 650-839-6115
Agent Name: Nancy George-Mills
Minimum amount of insurance: $83,001,637

☐ **Please verify insurance company name, address and telephone number.**

Insurance company name:
Address:

Telephone #:
Agent Name:
Is this correct: Yes ☐ No ☐

If not correct, please complete the following:
Insurance company name:
Address:

Telephone #:
Agent Name:

PLEASE RETURN THIS AT BOOKING TO ENSURE THAT AN EXCEPTION WILL NOT BE CREATED.

WELLS FARGO ***DISBURSEMENT ORDER***

DATE: **June 8, 2005**

OFFICE: **Peninsula Technology RCBO, 400 Hamilton Avenue, Palo Alto, CA 94301**

WELLS FARGO BANK, NATIONAL ASSOCIATION, is hereby authorized to pay the proceeds of the credit accommodation to the undersigned granted in the principal amount of **$10,000,000.00** to the order of:

NAME	AMOUNT
Applied Signal Technology, Inc. Acct. 4000025817	$ 10,000,000.00
	$
	$
	$
	$
	$

Applied Signal Technology, Inc.

By: ____________________
Gary L. Yancey, Chairman, President/CEO